Exhibit 99.2

1	2019 first quarter results
Prepared remarks
February 7, 2019

Prepared Remarks
Nuance First Quarter of Fiscal Year 2019

Prepared Remarks and Investor Conference Call
Nuance is providing these prepared remarks, in combination with its press release, to provide shareholders and analysts additional time and detail for analyzing our results in advance of our quarterly conference call and live webcast. These prepared remarks will not be read on the call.

The conference call will begin at 5:00 p.m. ET today and will include comments on the Company’s activities, followed by questions and answers. To access the live broadcast, please visit the Investor Relations section of Nuance’s website at http://investors.nuance.com. The call can also be heard by dialing 877-273-6124 or 647-689-5393 at least five minutes prior to the call and referencing conference code 9968087. A replay will be available within 24 hours of the conclusion of the live call and available on the Investor Relations section of Nuance’s website at http://investors.nuance.com or by dialing 800-585-8367 or 416-621-4642 and using the access code 9968087.

These remarks and Nuance’s quarterly conference call remarks include certain forward-looking statements and non-GAAP financial measures. Please see the section, “Safe Harbor and Forward-Looking Statements” in this document for important caveats with respect to forward-looking information. Please also see the section, “Discussion of Non-GAAP Financial Measures” and the related Supplemental Financial Information in this document for more details on our non-GAAP financial measures.

Q1 2019 Summary
In the first quarter of fiscal 2019, Nuance delivered strong financial results, realized progress on its strategic initiatives and demonstrated continued discipline in its capital allocation strategy.  We exceeded the high end of our guidance for both revenue and earnings per share, reflecting overachievement in our Enterprise and Imaging segments, as well as our continuing shift to recurring and cloud revenue models in our Healthcare Segment.  We completed the previously-announced sale of our Imaging business after the quarter's end, which allows us to focus on our continuing operations; and made continued progress associated with the separation activities of our Automotive segment. We also repurchased 4.9 million additional shares during the quarter.  Overall, our meaningful progress underscores our conviction in the opportunity for Nuance and positions us for continued success.

For our continuing operations, we are confident in our 2019 outlook and are maintaining our full-year revenue guidance. We are increasing our full-year operating margin guidance as a result of an improved mix of higher-margin recurring healthcare revenue and we are increasing our full-year EPS guidance as a result of this revenue mix and the benefits to our income statement from our capital allocation activities.  Information related to the details of our updated 2019 full year guidance, including a reconciliation of this guidance on a continuing operations basis from our previously issued guidance on a total company basis, can be found on page 20.

© 2019 Nuance Communications, Inc. All rights reserved

2	2019 first quarter results
Prepared remarks
February 7, 2019

Q1 2019 Reporting and Presentation Changes
We have implemented two financial reporting and presentation changes this quarter.
First, we adopted the new ASC 606 revenue recognition standard using the modified retrospective approach, effective October 1, 2018. Under this adoption methodology, we do not recast our historical financials for the provisions of ASC 606. ASC 606 financial results and certain metrics are presented for Q1 19. We are presenting ASC 605 financial results and measures for Q1 19, and will continue to do so for the remainder of fiscal 2019, as well as all relevant year-over-year financial comparisons and trends.

Second, as previously announced, effective February 1, 2019, we closed the sale of the Imaging business to Kofax. We are now presenting our results on a continuing and discontinued operations basis, giving effect to the Imaging sale. Accordingly, we are changing our guidance approach to focus on continuing operations, and are providing guidance reconciliations to clearly show that change.

Detail regarding ASC 606 and 605 results, as well as continuing operations and discontinued operations, is provided throughout this document. Our primary reporting approach for managing the business in 2019, including our management objectives related to business performance is ASC 605 continuing operations on a non-GAAP basis. Results in this document are provided on an ASC 605 basis, unless otherwise stated.

Given these changes, the presentation of our Q1 2019 results and 2019 guidance in this document will be as follows:

Q1 2019 Financial Performance Highlights	page 3
ASC 606 Q1 2019 Results	page 3
ASC 605 Q1 2019 Results Compared to November 2018 Guidance	page 4
Sale of Imaging and Effect on Continuing Operations	page 5
Q1 2019 GAAP and non-GAAP Financial Results on ASC 605 Basis	page 6
Discussion of Segments for Continuing Operations	page 11
Updated Guidance	page 15
Definitions	page 23
Financial Tables	page 27

© 2019 Nuance Communications, Inc. All rights reserved

3	2019 first quarter results
Prepared remarks
February 7, 2019

Q1 2019 Financial Performance Highlights
ASC 606 Q1 19 Results
As noted, effective October 1, 2018, we have adopted the new ASC 606 revenue recognition standard using the modified retrospective approach. Under this adoption approach, there is no corresponding comparable period presented. The following table presents our ASC 606 Q1 19 summary results for continuing operations.

Table: ASC 606 Q1 Results on Continuing Operations

($ in millions except earnings per share)	ASC 606 Q1 2019 Continuing Operations
GAAP Revenue	$493.7
Non-GAAP Revenue	$495.2
GAAP Gross Profit GAAP Gross Margin %	$280.2 57%
Non-GAAP Gross Profit Non-GAAP Gross Margin	$299.3 60.4%
GAAP Operating Income GAAP Operating Margin	$49.6 10%
Non-GAAP Operating Income Non-GAAP Operating Margin	$142.8 28.8%
GAAP Net Income	$17.7
Non-GAAP Net Income	$95.4
GAAP EPS	$0.06
Non-GAAP Diluted EPS	$0.33

* Change in dollars, percentage and basis points calculated using actual results.
May not add due to rounding for table presentation purposes.

Under ASC 606, Q1 19 GAAP revenue from continuing operations was $493.7 million and GAAP earnings per share were $0.06. Q1 19 non-GAAP revenue from continuing operations was $495.2 million, higher than our ASC 605 non-GAAP revenues by approximately $29.5 million primarily due to recognition of term licenses at the time of sale versus ratably over the term of the agreement. The variance is particularly significant this quarter due to a large Healthcare renewal in our Clintegrity business that occurs annually in our first fiscal quarter and is expected to continue.

Under ASC 606, Q1 19 non-GAAP earnings per share from continuing operations were $0.33, approximately $0.03 above our ASC 605 non-GAAP earnings per share from continuing operations primarily due to the impact of the term license recognition noted above.

© 2019 Nuance Communications, Inc. All rights reserved

4	2019 first quarter results
Prepared remarks
February 7, 2019

ASC 605 Q1 19 Results and Performance Compared to November 2018 Guidance
To help investors evaluate our Q1 19 performance against our initial guidance provided on November 19, 2018, which did not contemplate the presentation of discontinued operations, the following table shows the components of continuing operations and discontinued operations under ASC 605. In future periods, we will provide guidance on a continuing operations basis only.

Table: ASC 605 Q1 19 Results and Performance Compared to November 2018 Guidance

($ in millions except earnings per share)	ASC 605 Q1 2019
	Continuing Operations	Discontinued Operations	Total Nuance	Guidance Range
GAAP Revenue	$463.6	$50.4	$514.0	$495.0 to $509.0
Non-GAAP Revenue	$465.7	$50.6	$516.3	$497.0 to $511.0
GAAP EPS	$0.03	($0.01)	$0.02	($0.16) to ($0.13)
Non-GAAP Diluted EPS	$0.30	$0.04	$0.34	$0.27 to $0.29

* May not add due to rounding for table presentation purposes.

Under ASC 605, Nuance delivered revenue and earnings per share above the high end of our guidance due to better than expected revenue performance in Enterprise and Imaging, combined with a better mix of revenue and favorable expense management during the quarter. In Enterprise, the revenue strength reflected both better than expected license revenue as well as strong volumes for our On-Demand cloud offerings. Healthcare revenue overall met our expectations, with strength in our Dragon Medical cloud revenue, offset by lower EHR implementation services revenue. Automotive also performed as expected with double-digit organic growth for the quarter.

© 2019 Nuance Communications, Inc. All rights reserved

5	2019 first quarter results
Prepared remarks
February 7, 2019

Sale of Imaging Business and Effect on Continuing Operations

Completion of Imaging Sale
On February 1, 2019, we completed the sale of our Imaging business for $400 million, as previously announced. Proceeds from the sale will be used to pay down all outstanding amounts of our 5.375% bonds due in 2020 at par for $300 million, reducing annual cash interest expense by $16.1 million.  The payment is expected to be made in early March 2019 which will reduce our total debt maturity value to $2.14 billion, down from $2.44 billion as of December 31, 2018. As of December 31, 2018, the Company’s net debt leverage ratio was 3.2x. On a pro forma basis, giving effect to the planned debt pay down, the Company’s net debt leverage ratio on a continuing operations basis as of December 31, 2018 would have been approximately 2.8x.

Effect on Financial Statement Presentation
With the sale of the Imaging business, we will show the segment results on a discontinued operations basis. The net results of the discontinued operations are presented as a single line item on our consolidated statements of operations and cash flows. The assets and liabilities of the discontinued operations will be combined into assets or liabilities held for sale line items in each of the current and long-term sections of the consolidated balance sheets. These financial statements enable investors to clearly distinguish the profits, cash flows, assets and liabilities of continuing operations from activities that have ceased.

Treatment of Shared Costs and the Impact on Continuing Operations
Certain corporate and other indirect shared costs had been allocated to the Imaging segment prior to its sale. These costs were not directly related to the segment and therefore stay with Nuance. Accordingly, those costs have been reallocated to the remaining segments or continue to reside in the general and administrative category of the continuing operations income statement. This results in a slightly lower segment margin than historically presented for each of the remaining segments (see reconciliation table on page 38). In addition, the recast operating margin for Nuance’s continuing operations will be lower than previously reported margins primarily due to the unallocated corporate expense burden on the remaining company (see reconciliation table on page 8).

Some corporate stranded costs will remain with Nuance for the next six to twelve months as Nuance supports its transition service agreements (TSAs) with Kofax. While the costs of these services are included in the operating expenses of the continuing operations income statement, the consideration received for these services are recorded in other income, net, which is below the operating section of the Income Statement. Accordingly, the income from these services will not be included in operating profit and margins, but will be included in EPS. As the transition services conclude, Nuance expects to reduce a significant portion of the related costs currently being used to support these TSAs.

The effect of stranded costs in Q1 19 was approximately $4.0 million on our continuing operations. Subsequent to completing the sale of our Imaging business on February 1, 2019, stranded costs for the remainder of the year will approximate $12.0 million, which will affect operating profits. These costs will be offset by approximately $6.0 million of consideration associated with providing the TSAs that will be reported in other income, below the operating section of our income statement.

© 2019 Nuance Communications, Inc. All rights reserved

6	2019 first quarter results
Prepared remarks
February 7, 2019

Q1 2019 Summary of GAAP and Non-GAAP Financial Results under ASC 605

Note: For the remainder of this document we will discuss our Q1 2019 results using ASC 605 continuing operations only, unless otherwise stated.

Our previous guidance was presented on an ASC 605 basis and without accounting for discontinued operations. Since we are now presenting discontinued operations, we are providing the table below to help reconcile total operations and continuing operations. In future periods, we will only discuss continuing operations in our results and guidance.

Q1 2019 Detailed Financial Results

Table: Q1 2019 Financial Results

ASC 605
($ in millions except earnings per share	Total Operations		Discontinued Operations		Continuing Operations
	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Change*
GAAP Revenue	$501.6	$514.0	$54.4	$50.4	$447.2	$463.6	$16.4
Non-GAAP Revenue % Recurring Revenue	$508.8 71%	$516.3 74%	$55.6 45%	$50.6 50%	$453.2 74%	$465.7 77%	$12.5
Organic Revenue % Growth	$513.4 2%	$516.3 1%	$55.6 7%	$50.6 -9%	$457.8 1%	$465.7 2%	$8.0
GAAP Gross Profit Gross Margin %	$280.5 55.9%	$309.6 60.2%	$41.5 76.2%	$38.2 76.0%	$239.0 53.4%	$271.4 58.5%	$32.4 510 bps
Non-GAAP Gross Profit Gross Margin %	$311.9 61.3%	$330.5 64.0%	$45.0 80.8%	$39.5 78.1%	$266.9 58.9%	$291.0 62.5%	$24.1 360 bps
GAAP Operating Income GAAP Operating Margin	$8.8 1.8%	$39.1 7.6%	$6.2 11.4%	($0.2) -0.3%	$2.6 0.6%	$39.2 8.5%	$36.7 790 bps
Non-GAAP Operating Income Non-GAAP Operating Margin	$124.7 24.5%	$148.0 28.7%	$16.3 29.4%	$15.1 29.8%	$108.4 23.9%	$132.9 28.5%	$24.5 460 bps
GAAP Net Income	$53.2	$7.1	$5.8	($0.7)	$47.5	$7.8	($39.7)
Non-GAAP Net Income	$80.7	$99.8	$13.4	$12.7	$67.2	$87.1	$19.9
GAAP EPS	$0.18	$0.02	$0.02	($0.01)	$0.16	$0.03	($0.13)
Non-GAAP Diluted EPS	$0.27	$0.34	$0.05	$0.04	$0.23	$0.30	$0.07
Cash Flow from Operations % non-GAAP Net Income	$86.1 107%	$99.9 100%	$17.8 133%	$12.3 97%	$68.3 102%	$87.6 101%	$19.3

* Change in dollars, percentage and basis points calculated using actual results. May not add due to rounding for table presentation purposes

© 2019 Nuance Communications, Inc. All rights reserved

7	2019 first quarter results
Prepared remarks
February 7, 2019

Revenue

•	In Q1 19, GAAP revenue from continuing operations grew 4% year over year.

•	In Q1 19, on an as reported basis, non-GAAP revenue from continuing operations grew 3% to $465.7 million year over year.

•
Organic revenue from continuing operations grew 2% in the quarter to $465.7 million, up from $457.8 million a year ago, led by strong performance in Dragon Medical cloud, Automotive and Enterprise, offset in part by declines in EHR implementation services, our transcription business and the continued wind-down of our Other segment.

Table: Non-GAAP Revenue by Type and as a Percentage of Total Non-GAAP Revenue

($ in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019
Hosting % of Revenue	$186.3 41%	$195.4 42%	$191.7 42%	$202.5 42%	$775.8 42%	$212.0 46%
Maintenance & Support % of Revenue	$64.6 14%	$62.4 13%	$63.1 14%	$62.8 13%	$252.9 14%	$60.9 13%
Perpetual Product & Licensing % of Revenue	$47.3 10%	$48.7 10%	$48.7 11%	$72.1 15%	$216.8 12%	$53.6 12%
Recurring Product & Licensing % of Revenue	$82.1 18%	$83.8 18%	$85.0 19%	$85.2 18%	$336.0 18%	$82.4 18%
Professional Services % of Revenue	$72.9 16%	$79.1 17%	$63.3 14%	$59.5 12%	$274.8 15%	$56.8 12%
Total Non-GAAP Revenue	$453.2	$469.4	$451.8	$482.1	$1,856.5	$465.7
Total Recurring Revenue Recurring % of Total Non-GAAP Revenue	$337.2 74%	$345.7 74%	$343.9 76%	$353.9 73%	$1,380.6 74%	$358.3 77%
* Total non-GAAP recurring revenue is the sum of hosting, maintenance and support, recurring product and licensing, as well as the portion of non-GAAP professional services revenue delivered under ongoing subscription contracts. Non-GAAP recurring product and licensing revenue comprises term-based and ratable licenses as well as revenue from royalty arrangements. Recurring revenue is an operating metric based on revenue streams presented on ASC 605 basis for all periods presented.

In Q1 2019, we saw the following trends in revenue types for our continuing operations:

•
Hosting revenue grew 14%, representing 46% of continuing operations revenue, driven by growth in our Dragon Medical cloud business, Enterprise hosting, and Automotive connected offerings, offset in part by continued declines in HIM and the wind-down of our Other segment.

•	Maintenance and Support declined by $3.7 million, primarily as a result of the continuing shift from Dragon perpetual licenses to our cloud offering.

•	Perpetual Product and Licensing grew 13%, primarily driven by strength in Enterprise licenses.

•	Professional Services declined by $16.1 million, primarily driven by a reduction in EHR implementation services.

© 2019 Nuance Communications, Inc. All rights reserved

8	2019 first quarter results
Prepared remarks
February 7, 2019

Recurring Revenue

•
Recurring revenue from continuing operations totaled $358.3 million, up 6% year over year and representing 77% of total revenue. The revenue growth was driven by our Dragon Medical cloud business, Enterprise hosting and Automotive connected offerings offset in part by continued declines in HIM and the wind down of our Other segment.

Gross Margin

•	GAAP gross margin from continuing operations was 58.5%, increasing 510 basis points year over year, reflecting better revenue mix and the initial impact of our cost savings programs.

•
Non-GAAP gross margin from continuing operations was 62.5%, an increase of 360 basis points year-over-year, primarily due to continued growth in Dragon Medical cloud and a decline in both HIM and low-margin EHR services revenue.

Operating Expenses and Operating Margin

•
GAAP operating expenses from continuing operations were $232.1 million, compared to $236.4 million one year ago. GAAP operating margin from continuing operations was 8.5%, compared to 0.6% one year ago.

•
Non-GAAP operating expenses from continuing operations totaled $158.0 million, down slightly from $158.5 million one year ago. Non-GAAP operating margin from continuing operations totaled 28.5%, an increase of 460 basis points due to the gross margin dynamics noted above and leverage in our operating expense base on higher revenue.

Table: Reconciliation of Non-GAAP Operating Profit Prior to Impact of Discontinued Operations
to Continuing Operations Operating Profit

($ in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019
Nuance Operating Profit Prior to Impact of Discontinued Operations	$124.7	$126.4	$125.2	$163.4	$539.8	$148.0
Operating Profit Margin	24.5%	24.4%	24.7%	30.5%	26.1%	28.7%
Impact of Discontinued Operations	($16.3)	($12.7)	($19.3)	($21.7)	($70.0)	($15.1)
Continuing Operations Operating Profit	$108.4	$113.7	$105.9	$141.7	$469.7	$132.9
Operating Profit Margin	23.9%	24.2%	23.4%	29.4%	25.3%	28.5%

© 2019 Nuance Communications, Inc. All rights reserved

9	2019 first quarter results
Prepared remarks
February 7, 2019

Interest Expense

•	GAAP net interest expense was $29.7 million in Q1 19, down $4.2 million year over year.

•	Non-GAAP net interest expense was $17.4 million in Q1 19, down $3.1 million year over year.

•	The decrease in net interest expense in Q1 19 reflects the September 2018 repayment of $331.2 million of the 2.75% convertible debt in November 2017, and $150 million of the 5.375% bonds due in 2020.

Provision for Income Taxes

•
Q1 19 GAAP provision for income taxes for continuing operations was $0.6 million, compared to ($79.0) million a year ago. As a reminder and to explain the variance, as a result of the U.S. Tax Cuts and Jobs Act of 2017, Q1 18 included benefits from remeasuring the carrying value of certain deferred tax assets and liabilities due to lower tax rates which were partially offset by the one-time mandatory tax for deemed repatriation of foreign cash and earnings.

•	Q1 19 non-GAAP provision for income taxes for continuing operations was $27.6 million, representing a non-GAAP effective tax rate of 24.1%, compared to $20.4 million a year ago.

•
Q1 19 cash taxes for continuing operations was $5.2 million, compared to $19.1 million a year ago which included a $14.1 million provision for repatriation of foreign earnings due to the U.S. Tax Cuts and Jobs Act of 2017.

Earnings Performance

•	GAAP earnings per share from continuing operations was $0.03 compared to $0.16 per share one year ago.

•
Non-GAAP earnings per share from continuing operations totaled $0.30 up from $0.23 one year ago due to the gross margin and net interest dynamics noted above, combined with the benefits of our share buyback program.

Cash Flow from Operations (CFFO)

Table: Cash Flow from Operations

($ in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019
Cash Flow from Continuing Operations	$68.3	$97.4	$91.7	$134.8	$392.3	$87.6
Cash Flow from Discontinued Operations	$17.8	$11.8	$8.0	$14.6	$52.1	$12.3
Total Cash Flow from Operations	$86.1	$109.3	$99.7	$149.4	$444.4	$99.9

•
Total CFFO in Q1 19 was $99.9 million. CFFO from continuing operations in Q1 19 was $87.6 million, compared to $68.3 million in the same period last year. CFFO as a percentage of non-GAAP net income was 101% in Q1 19 compared to 102% a year ago.

© 2019 Nuance Communications, Inc. All rights reserved

10	2019 first quarter results
Prepared remarks
February 7, 2019

Capital Allocation
Disciplined capital allocation remains a priority, and we continually evaluate a range of considerations for increasing total shareholder returns (TSR). In the first fiscal quarter of 2019, we repurchased a total of 4.9 million shares of our common stock, at an average price of $15.36 per share, and total consideration of $75.2 million. As of January 31, 2019, and since the beginning of the fiscal year, we have repurchased a total of 6.1 million shares of our common stock, at an average price of $15.06 per share, for an aggregate consideration of $91.3 million, and have approximately $466.0 million still available under our existing authorization for share repurchases. Since May 2018, we have repurchased approximately 5.3% of our shares outstanding for an average price of $14.43.

Days Sales Outstanding (DSO)

Table: Days Sales Outstanding (DSO)

($ in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019
DSO: Continuing Operations	82	75	73	66	72
DSO: Discontinued Operations	42	44	50	44	53
DSO: Total Operations	78	72	71	64	70

•	In Q1 19, DSO from continuing operations was 72 days, down 10 days compared to a year ago.

•	On a sequential basis, DSO from continuing operations was up 6 days from Q4 18, primarily due to unusually strong collections last quarter.

Deferred Revenue, Under ASC 605

Table: Impact from Discontinued Operations on Deferred Revenue under ASC 605

($ in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019
Total Deferred Revenue	$880.6	$882.8	$871.9	$873.0	$921.2
Impact on Deferred Revenue from Discontinued Operations	($119.9)	($118.5)	($111.1)	($108.0)	($105.3)
Deferred Revenue from Continuing Operations	$760.7	$764.3	$760.8	$765.0	$815.9

•
On an ASC 605 basis, we ended Q1 19 with deferred revenue from continuing operations of $815.9 million, up 7% compared to $760.7 million a year ago, primarily driven by growth in our Automotive connected solutions and Healthcare bundled offerings.

•
On an ASC 606 basis, we ended Q1 19 with deferred revenue from continuing operations of $728.5 million, a decrease of $87.4 million compared to deferred revenue for the same period on an ASC 605 basis, primarily due to timing of revenue recognition associated with term licenses.

© 2019 Nuance Communications, Inc. All rights reserved

11	2019 first quarter results
Prepared remarks
February 7, 2019

Discussion of Segments for Continuing Operations

Table: Non-GAAP Segment Revenue under ASC 605

($ in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019
Healthcare yr/yr Organic Growth % of Total Revenue	$245.5 1% 54%	$261.2 8% 56%	$236.2 0% 52%	$241.8 27% 50%	$984.8 8% 53%	$244.2 -1% 52%
Enterprise yr/yr Organic Growth % of Total Revenue	$120.6 5% 27%	$112.7 -8% 24%	$119.6 5% 26%	$130.3 6% 27%	$483.2 2% 26%	$129.8 8% 28%
Automotive yr/yr Organic Growth % of Total Revenue	$61.5 5% 14%	$69.0 11% 15%	$73.8 9% 16%	$75.2 3% 16%	$279.4 7% 15%	$74.6 14% 16%
Sub-Total Strategic yr/yr Organic Growth % of Total Revenue	$427.6 3% 94%	$442.9 4% 94%	$429.5 3% 95%	$447.4 16% 93%	$1,747.4 6% 94%	$448.5 4% 96%
Other yr/yr Organic Growth % of Total Revenue	$25.6 -23% 6%	$26.5 -28% 6%	$22.2 -39% 5%	$34.7 11% 7%	109.1 -21% 6%	$17.2 -33% 4%
Total Continuing Operations yr/yr Organic Growth % of Total Revenue	$453.2 1% 100%	$469.4 2% 100%	$451.8 0% 100%	$482.1 16% 100%	$1,856.5 4% 100%	$465.7 2% 100%

* Change in dollars, percentage and basis points calculated using actual results. May not add due to rounding for table presentation purposes.

© 2019 Nuance Communications, Inc. All rights reserved

12	2019 first quarter results
Prepared remarks
February 7, 2019

Table: Non-GAAP Segment Profit and Margin, under ASC 605

($ in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019
Healthcare Non-GAAP Segment Profit Segment Profit Margin %	$76.2 31%	$86.2 33%	$76.5 32%	$87.7 36%	$326.7 33%	$92.9 38%
Enterprise Non-GAAP Segment Profit Segment Profit Margin %	$37.3 31%	$25.3 22%	$32.5 27%	$45.4 35%	$140.5 29%	$41.0 32%
Automotive Non-GAAP Segment Profit Segment Profit Margin %	$23.0 37%	$28.7 42%	$28.0 38%	$29.4 39%	$109.1 39%	$25.5 34%
Sub-Total Strategic Non-GAAP Segment Profit Segment Profit Margin %	$136.5 32%	$140.2 32%	$137.0 32%	$162.5 36%	$576.2 33%	$159.5 36%
Other Non-GAAP Segment Profit Segment Profit Margin %	$3.3 13%	$6.0 23%	$3.0 13%	$15.7 45%	$28.0 26%	$4.5 26%
Total Continuing Operations Non-GAAP Segment Profit Segment Profit Margin %	$139.8 31%	$146.3 31%	$139.9 31%	$178.2 37%	$604.3 33%	$163.9 35%

* Change in dollars, percentage and basis points calculated using actual results. May not add due to rounding for table presentation purposes.

© 2019 Nuance Communications, Inc. All rights reserved

13	2019 first quarter results
Prepared remarks
February 7, 2019

Healthcare
In Q1 19, Healthcare segment non-GAAP revenue declined 1% year over year on both an as-reported and organic basis, to $244.2 million. See the line item details of the Healthcare revenue composition in the table below.

Table: Healthcare Non-GAAP Revenue Detail

	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019
Clinical Documentation Capture	$127.0	$134.9	$125.9	$135.4	$523.2	$137.9
Year-over-year	(9%)	(6%)	(6%)	45%	2%	9%

Dragon Medical Cloud	$27.1	$30.0	$38.1	$42.9	$138.1	$48.0
Year-over-year	183%	121%	106%	92%	115%	77%

Dragon Medical M&S	$15.6	$14.6	$13.7	$13.4	$57.2	$12.3
Year-over-year	(19%)	(23%)	(24%)	(23%)	(22%)	(21%)

Dragon Medical Product & Licensing	$15.7	$17.0	$14.2	$17.4	$64.4	$19.7
Year-over-year	5%	23%	(1%)	2%	7%	25%

HIM (Hosting and M&S)	$68.5	$73.4	$59.8	$61.7	$263.5	$58.0
Year-over-year	(29%)	(25%)	(28%)	68%	(16%)	(15%)

Radiology & Other	$58.6	$58.6	$57.7	$59.1	$234.0	$60.9
Year-over-year	11%	11%	9%	12%	11%	4%

Professional Services	$39.4	$47.5	$31.4	$26.6	$144.9	$23.8
Year-over-year	47%	124%	23%	19%	51%	(40%)

Other Maintenance & Support	$20.5	$20.3	$21.2	$20.8	$82.7	$21.6
Year-over-year	5%	0%	6%	1%	3%	5%

Total Healthcare Revenues	$245.5	$261.2	$236.2	$241.8	$984.8	$244.2
Year-over-year (As-Reported)	3%	10%	2%	28%	10%	(1%)
Year-over-year (Organic)	1%	8%	0%	27%	8%	(1%)
* Change in dollars, percentage and basis points calculated using actual results. May not add due to rounding.

Non-GAAP revenue benefited from a strong start to the year for Dragon Medical cloud, which represents high-margin recurring revenue. Based on Q1 19 performance, we are raising guidance for Dragon Medical cloud solutions for fiscal 2019 and remain confident in the Annual Recurring Revenue range we offered on November 19, 2018. In addition, Dragon Medical performed well in our international markets reflecting growing demand for this important investment area. The overall strength in Dragon Medical and in-line results for radiology and other solutions was offset by declines in our EHR implementation services that we have discussed in recent quarters.

© 2019 Nuance Communications, Inc. All rights reserved

14	2019 first quarter results
Prepared remarks
February 7, 2019

Total Healthcare segment profit margin for Q1 19 was 38%, up 700 basis points from the same period last year, primarily due to growth in Dragon Medical cloud and declines in both HIM and lower margin EHR implementation services. Based on the favorable revenue mix shifts, we now expect improved segment margins in FY 2019 compared to FY 2018. See guidance section for more details.

Enterprise
In Q1 19, Enterprise segment non-GAAP revenue grew 8% year over year on both an as-reported and organic basis, to $129.8 million.  Non-GAAP revenue benefited from strong performance across our On-Premise license and Omni-Channel Cloud solutions portfolio. On-Premise licenses benefited from stronger than expected end of calendar year orders from our channel partners, and Omni-Channel Cloud continues to benefit from growing demand for combined voice and digital intelligent customer engagement solutions.  Our performance in Q1 19 gives us conviction in our outlook for the year across our On-Premise voice and biometrics solutions, professional services, and our Omni-Channel Cloud portfolio.

Total Enterprise segment profit margin for Q1 19 was 32%, an increase of 70 basis points from the same period last year driven by the revenue growth.

Automotive
Non-GAAP Q1 19 revenue for our Automotive segment grew 21%, to $74.6 million. The business delivered 14% organic revenue growth in Q1 19 with continued growth in both license royalties and hosting revenue. Automotive Segment profit margin was 34%, a decrease of 330 basis points from Q1 18, as expected, from increased research, development and sales investments to support continued growth and innovation.

We made continued progress toward the previously announced separation of our Automotive segment. We continue to expect the spin-off to occur during our fourth fiscal quarter of fiscal 2019. We are well underway in the process of hiring a CEO and assembling a Board of Directors. The asset and intellectual property carve-out and related cross-licensing processes are proceeding as planned. In addition, we have organized an internal team, with the assistance of outside advisors, focused on implementing separate information systems and related business processes to enable the Automotive business to operate on a stand-alone basis.

Other
Our Other Segment includes the results of our Voicemail-to-Text, SRS and Devices businesses. The Other segment delivered non-GAAP revenue of $17.2 million in Q1 19, a decrease of 33% year over year, on both an as reported and organic basis, as part of our planned wind-down strategy. Other Segment profit margin was 26% in the quarter, up approximately 1,300 basis points from the prior year, as we are no longer investing in the SRS and Devices businesses and are optimizing their cost structures for wind-down activities.

© 2019 Nuance Communications, Inc. All rights reserved

15	2019 first quarter results
Prepared remarks
February 7, 2019

Updated Guidance
Our updated guidance for fiscal 2019 reflects the changes underway within our business. As such, we note several important details, assumptions and changes for our guidance, including:

•
ASC 605 and 606: We provide ASC 606 guidance for revenue and EPS on an annual basis only. The remainder of our guidance is on an ASC 605 basis, which will be our primary basis for guiding 2019 results.

•
Continuing Operations and Discontinued Operations: With the close of the Imaging sale to Kofax on February 1, 2019, our guidance will now be provided on a continuing operations basis only, which excludes the discontinued operations associated with Imaging.

•
Automotive Spin: Since the Automotive Spin is not expected to occur until the fourth quarter of fiscal year 2019, we will continue to forecast the Automotive results as part of our continuing operations for the full fiscal year. We will update our guidance upon the close of this transaction.

•
Automotive and Imaging separation costs: Direct or incremental third-party costs related to the separation activities of Automotive and Imaging will be recorded within the statement of operations line item Restructuring and Other, net within our GAAP income statement. The cash expenditures related to these activities are contemplated within our cash flow from operations guidance forecast.

•	SRS and Devices: Our guidance continues to reflect the expected results of the wind-down activities of SRS and Devices, which are included in our Other Segment.

•
Annual Recurring Revenue: We include the metric Annual Recurring Revenue (ARR) in our guidance and reporting related to our Dragon Medical cloud business. This includes Dragon Medical cloud as well as Computer-Assisted Physician Documentation (CAPD) and virtual assistant (VA) offerings related to the Dragon Medical cloud solutions. ARR represents the annualized value of transactions we have under contract at any given point in time. As previously stated, we will report ARR on an annual basis, and only provide qualitative commentary regarding our progress towards our annual goal in interim periods.

© 2019 Nuance Communications, Inc. All rights reserved

16	2019 first quarter results
Prepared remarks
February 7, 2019

Updated Revenue Guidance to Reflect Imaging Sale
We encourage investors to evaluate Nuance and our progress by focusing on trends in our Segments more so than on a consolidated basis during this year of transition. As reflected in the table below, the only change to our previous annual revenue guidance is the elimination of Imaging revenue, which is now included in discontinued operations due to the sale of that business.

Table: Prior and Current Revenue Guidance under ASC 605

Prior Segment Revenue Guidance ($ in millions)	Low	High

Healthcare	$ 989.0	$ 1,011.0
Enterprise	$ 490.0	$ 500.0
Automotive	$ 306.0	$ 312.0
Strategic Sub-Total	$ 1,785.0	$ 1,823.0
Organic Growth	2%	4%
Imaging	$ 208.0	$ 216.0
Other	$ 62.0	$ 66.0
Total Nuance	$ 2,055.0	$ 2,105.0
Organic Growth	-1%	1%

Current Segment Revenue Guidance ($ in millions)	Low	High

Healthcare	$ 989.0	$ 1,011.0
Enterprise	$ 490.0	$ 500.0
Automotive	$ 306.0	$ 312.0
Strategic Sub-Total	$ 1,785.0	$ 1,823.0
Organic Growth	2%	4%
Other	$ 62.0	$ 66.0
Total Nuance	$ 1,847.0	$ 1,889.0
Organic Growth	-1%	1%

© 2019 Nuance Communications, Inc. All rights reserved

17	2019 first quarter results
Prepared remarks
February 7, 2019

We are also providing additional revenue guidance details related to our Healthcare business, in the following table:

Table: Current Guidance to Revised Revenue Guidance under ASC 605 - Healthcare Detail

	Prior Guidance	Adjustment	Current Guidance
	FY2019	FY2019	FY2019
Clinical Documentation Capture	$538	$15	$553
Year-over-year	3%		6%

Dragon Medical Cloud	$205	$10	$215
Year-over-year	48%		56%

Dragon Medical M&S	$43	0	$43
Year-over-year	(25%)		(25%)

Dragon Medical Product & Licensing	$72	$5	$77
Year-over-year	12%		20%

HIM (Hosting and M&S)	$218	0	$218
Year-over-year	(17%)		(17%)

Radiology & Other	$256	0	$256
Year-over-year	9%		9%

Professional Services	$118	($15)	$103
Year-over-year	(19%)		(29%)

Other Maintenance & Support	$88	0	$88
Year-over-year	6%		6%

Total Healthcare Revenues	$989 - $1,011	0	$989 - $1,011
Year-over-year	0% - 3%		0% - 3%

Given the trends in our Healthcare business as discussed earlier, we are revising our expectations for Healthcare revenue mix which reflects the strength we see in Dragon Medical Cloud and international Dragon Medical licenses, offset by weaker than expected demand for EHR services.

© 2019 Nuance Communications, Inc. All rights reserved

18	2019 first quarter results
Prepared remarks
February 7, 2019

Segment Margin Guidance under ASC 605

The table presents our guidance of segment margins under ASC 605. For comparison, we have updated our FY 2018 segment margins to reflect the modest reduction related to the reallocation of stranded costs related to the Imaging transaction. See page 38 for a table that reconciles the
FY 2018 segment margins.

Table: Prior and Current Segment Margin Guidance under ASC 605

Prior Segment Margin Guidance	FY2018	Prior FY2019 Guidance
Healthcare	34%	Similar to FY18
Enterprise	29%	Similar to FY18
Automotive	39%	35-37%
Imaging	32%	Similar to FY18
Other	26%	21-24%

Current Segment Margin Guidance	FY2018 Actual Continuing Operations *	Current FY2019 Guidance
Healthcare	33%	34-36%
Enterprise	29%	Similar to FY18
Automotive	39%	35-37%
Other	26%	21-24%
*Includes allocation of Imaging stranded costs

Due to the favorable Healthcare revenue mix guidance updates, we now expect Healthcare segment margins to be more favorable than 2018 and previous 2019 guidance, and are guiding a segment margin range of 34% to 36%. Our guidance ranges for Enterprise, Automotive and Other remain consistent with previous guidance.

© 2019 Nuance Communications, Inc. All rights reserved

19	2019 first quarter results
Prepared remarks
February 7, 2019

Cash Flow Guidance

Table: Cash Flow from Operations (CFFO) and Free Cash Flow (FCF) Guidance:

($ in millions)	FY2019
	Low	High
Original CFFO Guidance	$390	$435
Imaging lost CFFO (due to the sale on Feb. 1)	(30)	(30)
Interest payment savings for planned settlement of debt	8	8
Adjustment for normal operations	12	12
Revised CFFO Guidance	$380	$425
Capital expenditures	(75)	(65)
Revised FCF Guidance	$305	$360

Cash and Marketable Securities Guidance:
($ in millions)	Low	High
Cash and Marketable Securities Balance as of 9/30/2018	$473	$473
Free Cash Flow Guidance	305	360
Cash available from remaining Imaging proceeds	90	90
Other investing and financing activities	(28)	(28)
Sub-total*	$840	$895
Repurchase of common shares through 1/31/2019	(90)	(90)
Cash and Marketable Securities Balance as of 9/30/2019	$750	$805

* The original pro forma guidance on November 19, 2018 provided an estimated range of $820 million to $880 million.

© 2019 Nuance Communications, Inc. All rights reserved

20	2019 first quarter results
Prepared remarks
February 7, 2019

Current Guidance to Revised Guidance under ASC 605 - Continuing Operations
Tables: Presentation of Prior Guidance to Account for Discontinued Operations and Operational Updates

($ in millions except earnings per share)	Prior 2019 Guidance		Impact of Discontinued Operations		Prior 2019 Guidance - Continuing Operations
	Low	High	Low	High	Low	High
GAAP Revenue	$2,048	$2,098	($208)	($216)	$1,840	$1,882
Non-GAAP Revenue	$2,055	$2,105	($208)	($216)	$1,847	$1,889
Organic Revenue Growth	(1%)	1%	0	0	(1%)	1%
Non-GAAP Recurring Revenue	73%	74%	3%	3%	76%	77%
Non-GAAP Gross Margin*	63%	63%	(2%)	(2%)	61%	61%
Non-GAAP Operating Margin*	26.00%	26.50%	(0.75%)	(1.00%)	25.25%	25.50%
Non-GAAP Tax Rate	23%	23%	1%	1%	24%	24%
GAAP EPS	($0.04)	$0.04	($0.06)	($0.09)	($0.10)	($0.05)
Non-GAAP EPS	$1.19	$1.27	($0.17)	($0.19)	$1.02	$1.08
Non-GAAP Net Interests & Other**	$70	$73	($6)	($6)	$64	$67
Cash Taxes	$35	$35	($3)	($3)	$32	$32
Diluted Share Count	298.0	298.0	0	0	298.0	298.0
Cash Flow From Operations (CFFO)***	$390.0	$435.0	($30.0)	($30.0)	$360.0	$405.0
ARR for Dragon Medical Cloud	$245	$255	0	0	$245	$255
Capital Expenditures	$65	$75	0	0	$65	$75

($ in millions except earnings per share)	Prior 2019 Guidance - Continuing Operations		Operational Updates		Current 2019 Guidance - Continuing Operations
	Low	High	Low	High	Low	High
GAAP Revenue	$1,840	$1,882	0	0	$1,840	$1,882
Non-GAAP Revenue	$1,847	$1,889	0	0	$1,847	$1,889
Organic Revenue Growth	(1%)	1%	0	0	(1%)	1%
Non-GAAP Recurring Revenue	76%	77%	1%	1%	77%	78%
Non-GAAP Gross Margin*	61%	61%	1%	1%	62%	62%
Non-GAAP Operating Margin*	25.25%	25.50%	0.75%	1.00%	26.00%	26.50%
Non-GAAP Tax Rate	24%	24%	(1%)	0	23%	24%
GAAP EPS	($0.10)	($0.05)	$0.11	$0.16	$0.01	$0.11
Non-GAAP EPS	$1.02	$1.08	$0.08	$0.10	$1.10	$1.18
Non-GAAP Net Interests & Other**	$64	$67	($11)	($11)	$53	$56
Cash Taxes	$32	$32	0	0	$32	$32
Diluted Share Count	298.0	298.0	(6.5)	(6.5)	291.5	291.5
Cash Flow From Operations (CFFO)***	$360.0	$405.0	$20.0	$20.0	$380.0	$425.0
ARR for Dragon Medical Cloud	$245	$255	0	0	$245	$255
Capital Expenditures	$65	$75	0	0	$65	$75
*Non-GAAP Gross Margin and Operating Margin includes stranded costs but excludes the Other Income from TSAs
**Net Interests and Other Income include the fees from TSAs
***CFFO is inclusive of the stub period in which Nuance owned Imaging

© 2019 Nuance Communications, Inc. All rights reserved

21	2019 first quarter results
Prepared remarks
February 7, 2019

Q2 2019 ASC 605 Guidance

We are providing continuing operations guidance for our second quarter of fiscal year 2019:
Table: Q2 2019 Guidance for Continuing Operations under ASC 605

($ in millions except earnings per share)	Q2 2019 Guidance (ASC 605)
GAAP Revenue	$437.0 to $451.0
Non-GAAP Revenue	$439.0 to $453.0
GAAP Diluted EPS	($0.08) to ($0.04)
Non-GAAP Diluted EPS	$0.24 to $0.27

Fiscal 2019 ASC 606 Guidance
For FY 19, under the ASC 606 standard, we expect:
Table: FY2019 Guidance for Continuing Operations under ASC 606

($ in millions except earnings per share)	FY2019 Guidance (ASC 606)
GAAP Revenue	$1,792.0 to $1,844.0
Non-GAAP Revenue	$1,797.0 to $1,849.0
GAAP Diluted EPS	($0.15) to $0.02
Non-GAAP Diluted EPS	$0.97 to $1.11

© 2019 Nuance Communications, Inc. All rights reserved

22	2019 first quarter results
Prepared remarks
February 7, 2019

About Nuance Communications, Inc.
Nuance Communications, Inc. (NASDAQ: NUAN) is the pioneer and leader in conversational and cognitive AI innovations that bring intelligence to everyday work and life. The Company delivers solutions that can understand, analyze and respond to human language to increase productivity and amplify human intelligence.  With decades of domain and artificial intelligence expertise, Nuance works with thousands of organizations - in global industries that include healthcare, telecommunications, automotive, financial services, and retail - to create stronger relationships and better experiences for their customers and workforce. For more information, please visit www.nuance.com.

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” "intends" or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: the ability to effect the separation and spin-off of our Auto business; our ability to successfully wind-down certain products or business lines; fluctuations in demand for our existing and future products; fluctuations in the mix of products and services sold in specific periods; further unanticipated costs resulting from the FY17 malware incident including potential costs associated with governmental investigations that may result from the incident; our ability to control and successfully manage our expenses and cash position; our ability to develop and execute in a timely manner our productivity and cost initiatives; the effects of competition, including pricing pressure, and changing business models in the markets and industries we serve; changes to economic conditions in the United States and internationally; the imposition of tariffs or other trade measures particularly between the United States and China; potential future impairment charges related to our reorganized business reporting units; fluctuating currency rates; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses and to cut stranded costs related to divested businesses; and the other factors described in our most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

© 2019 Nuance Communications, Inc. All rights reserved

23	2019 first quarter results
Prepared remarks
February 7, 2019

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Non-GAAP Organic Revenue Growth. Organic revenue growth is calculated by comparing current period non-GAAP (“Generally Accepted Accounting Principles”) revenue to non-GAAP revenue from the corresponding prior-year period. For purposes of this calculation, prior period non-GAAP revenue is adjusted to include revenue from companies acquired by Nuance as if we had owned the acquired businesses in all periods presented. Non-GAAP organic revenue growth on a constant currency basis is calculated using current period non-GAAP revenue for entities reporting in currencies other than United States dollars, excluding United States dollar-denominated transactions recorded in those entities, converted into United States dollars using the average exchange rates from the prior-year period rather than the actual exchange rates in effect during the current period.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved, and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each Segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Discussion of non-GAAP Financial Measures
We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. The non-GAAP information included in this press release should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition, and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in

© 2019 Nuance Communications, Inc. All rights reserved

24	2019 first quarter results
Prepared remarks
February 7, 2019

understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance, we mean performance excluding the effect of current foreign currency rate fluctuations.  While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and twelve months ended June 30, 2018 and 2017, our management has either included or excluded items in seven general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue that include revenue that we would have recognized but for the purchase accounting treatment of acquisition transactions. Non-GAAP revenue also includes revenue that we would have recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs fall into the following categories: (i) transition and integration costs; (ii) professional service fees and expenses; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

© 2019 Nuance Communications, Inc. All rights reserved

25	2019 first quarter results
Prepared remarks
February 7, 2019

(i)  Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, and earn-out payments treated as compensation expense, as well as the costs of integration-related activities, including services provided by third-parties.
(ii)  Professional service fees and expenses. Professional service fees and expenses include financial advisory, legal, accounting and other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities.
(iii)  Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; and (ii) non-cash interest.  These items are further discussed as follows:
(i) Stock-based compensation. Because of varying valuation methodologies, subjective assumptions and the variety of award types, we believe that excluding stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.
(ii) Non-cash interest.  We exclude non-cash interest because we believe that excluding this expense provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. Non-cash interest expense will continue in future periods.

Other expenses.
We exclude certain other expenses that result from unplanned events, outside the ordinary course of operations, in order to measure operating performance and current and future liquidity both with and without these expenses.  By providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. We also exclude other items such as losses from extinguishing our convertible debt, consulting and professional services

© 2019 Nuance Communications, Inc. All rights reserved

26	2019 first quarter results
Prepared remarks
February 7, 2019

fees related to assessing strategic alternatives and our transformation program, implementation of the new revenue recognition standard (ASC 606), and expenses associated with the malware incident.

Non-GAAP income tax provision.
Effective Q2 2017, we changed our method of calculating our non-GAAP income tax provision. Under the prior method, we calculated our non-GAAP tax provision using a cash tax method to reflect the estimated amount we expected to pay or receive in taxes related to the period, which is equivalent to our GAAP current tax provision. Under the new method, our non-GAAP income tax provision is determined based on our non-GAAP pre-tax income. The tax effect of each non-GAAP adjustment, if applicable, is computed based on the statutory tax rate of the jurisdiction to which the adjustment relates. Additionally, as our non-GAAP profitability is higher based on the non-GAAP adjustments, we adjust the GAAP tax provision to remove valuation allowances and related effects based on the higher level of reported non-GAAP profitability.  We also exclude from our non-GAAP tax provision certain discrete tax items as they occur, which in fiscal year 2018 also includes certain impacts from the Tax Cuts and Jobs Act of 2017.

Financial Tables Follow

© 2019 Nuance Communications, Inc. All rights reserved

27	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31,
	2018	2018	2017
	(ASC 606)	(ASC 605)	(ASC 605)
Revenues:
Hosting and professional services	$259,588	$267,624	$257,979
Product and licensing	157,997	135,269	124,748
Maintenance and support	76,069	60,739	64,497
Total revenues	493,654	463,632	447,224

Cost of revenues:
Hosting and professional services	163,170	159,232	171,527
Product and licensing	32,750	14,720	13,772
Maintenance and support	7,761	8,527	9,425
Amortization of intangible assets	9,757	9,757	13,514
Total cost of revenues	213,438	192,236	208,238

Gross profit	280,216	271,396	238,986

Operating expenses:
Research and development	68,328	68,328	66,086
Sales and marketing	75,359	76,881	80,560
General and administrative	44,049	44,049	51,773
Amortization of intangible assets	16,974	16,974	18,841
Acquisition-related costs, net	2,836	2,836	5,561
Restructuring and other charges, net	23,081	23,081	13,569
Total operating expenses	230,627	232,149	236,390

Income from operations	49,589	39,247	2,596

Other expenses, net	(30,904)	(30,904)	(34,100)

Income (loss) before income taxes	18,685	8,343	(31,504)

Provision (benefit) for income taxes	986	576	(78,969)

Net income from continuing operations	17,699	7,767	47,465
Net income (loss) from discontinued operations	1,391	(703)	5,763
Net income	$19,090	$7,064	$53,228

Net income per common share - basic:
Continuing operations	$0.06	$0.03	$0.16
Discontinued operations	0.01	(0.01)	0.02
Total net income per basic common share	$0.07	$0.02	$0.18

Net income per common share - diluted:
Continuing operations	$0.06	$0.03	$0.16
Discontinued operations	0.01	(0.01)	0.02
Total net income per diluted common share	$0.07	$0.02	$0.18

Weighted average common shares outstanding:
Basic	287,796	287,796	291,367
Diluted	292,359	292,359	295,995

© 2019 Nuance Communications, Inc. All rights reserved

28	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2018	December 31, 2018	September 30, 2018
	(ASC 606)	(ASC 605)	(ASC 605)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$293,251	$293,251	$315,963
Marketable securities	137,896	137,896	135,579
Accounts receivable, net	337,829	369,396	347,873
Prepaid expenses and other current assets	197,414	132,209	94,814
Current assets held for sale	395,266	386,886	34,402
Total current assets	1,361,656	1,319,638	928,631

Marketable securities	18,446	18,446	21,932
Land, building and equipment, net	147,319	147,319	153,452
Goodwill	3,238,338	3,238,338	3,247,105
Intangible assets, net	424,032	424,032	450,001
Other assets	260,228	120,699	141,761
Long-term assets held for sale	—	—	359,497
Total assets	$5,450,019	$5,268,472	$5,302,379

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Contingent and deferred acquisition payments	$16,043	$16,043	$14,211
Accounts payable, accrued expenses and other current liabilities	278,417	278,125	350,251
Deferred revenue	287,242	373,339	330,689
Current liabilities held for sale	116,978	128,808	69,013
Total current liabilities	698,680	796,315	764,164

Long-term debt	2,197,734	2,197,734	2,185,361
Deferred revenue, net of current portion	441,283	442,659	434,316
Other liabilities	170,183	135,525	143,524
Long-term liabilities held for sale	—	—	57,518
Total liabilities	3,507,880	3,572,233	3,584,883

Stockholders' equity	1,942,139	1,696,239	1,717,496
Total liabilities and stockholders' equity	$5,450,019	$5,268,472	$5,302,379

© 2019 Nuance Communications, Inc. All rights reserved

29	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended
	December 31,
	2018	2017
	(ASC 606)	(ASC 605)
Cash flows from operating activities:
Net income from continuing operations	$17,699	$47,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,547	47,833
Stock-based compensation	34,340	36,225
Non-cash interest expense	12,298	13,341
Deferred tax benefit	(4,755)	(97,132)
Other	312	631
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(21,827)	(40,494)
Prepaid expenses and other assets	(19,811)	(19,001)
Accounts payable	11,437	(11,856)
Accrued expenses and other liabilities	(19,888)	3,045
Deferred revenue	35,253	88,250
Net cash provided by operating activities - continuing operations	87,605	68,307
Net cash provided by operating activities - discontinued operations	12,286	17,798
Net cash provided by operating activities	99,891	86,105
Cash flows from investing activities:
Capital expenditures	(12,220)	(12,543)
Payments for business and asset acquisitions, net of cash acquired	(1,447)	(8,648)
Purchases of marketable securities and other investments	(47,502)	(32,447)
Proceeds from sales and maturities of marketable securities and other investments	45,678	159,805
Net cash (used in) provided by investing activities	(15,491)	106,167
Cash flows from financing activities:
Repayment and redemption of debt	—	(331,172)
Payments for repurchase of common stock	(75,153)	—
Acquisition payments with extended payment terms	—	(16,880)
Proceeds from issuance of common stock from employee stock plans	—	6
Payments for taxes related to net share settlement of equity awards	(31,651)	(38,617)
Other financing activities	(699)	(65)
Net cash used in financing activities	(107,503)	(386,728)
Effects of exchange rate changes on cash and cash equivalents	391	618
Net decrease in cash and cash equivalents	(22,712)	(193,838)
Cash and cash equivalents at beginning of period	315,963	592,299
Cash and cash equivalents at end of period	$293,251	$398,461

© 2019 Nuance Communications, Inc. All rights reserved

30	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands)
Unaudited

	Three months ended
	December 31,
	2018			2017
	ASC 606	Adjustments	ASC 605	ASC 605

GAAP revenues	$493,654	$(30,022)	$463,632	$447,224
Acquisition-related revenue adjustments: professional services and hosting	1,232	30	1,262	1,275
Acquisition-related revenue adjustments: product and licensing	178	532	710	4,639
Acquisition-related revenue adjustments: maintenance and support	146	(27)	119	57
Non-GAAP revenues	$495,210	$(29,487)	$465,723	$453,195

GAAP cost of revenues	$213,438	$(21,202)	$192,236	$208,238
Cost of revenues from amortization of intangible assets	(9,757)	—	(9,757)	(13,514)
Cost of revenues adjustments: professional services and hosting (1)	(7,332)	—	(7,332)	(7,378)
Cost of revenues adjustments: product and licensing (1)	(264)	—	(264)	(266)
Cost of revenues adjustments: maintenance and support (1)	234	—	234	(681)
Cost of revenues adjustments: Other	(373)	—	(373)	(65)
Non-GAAP cost of revenues	$195,946	$(21,202)	$174,744	$186,334

GAAP gross profit	$280,216	$(8,820)	$271,396	$238,986
Gross profit adjustments	19,048	535	19,583	27,875
Non-GAAP gross profit	$299,264	$(8,285)	$290,979	$266,862

GAAP income from operations	$49,589	$(10,342)	$39,247	$2,596
Gross profit adjustments	19,048	535	19,583	27,875
Research and development (1)	8,830	—	8,830	9,007
Sales and marketing (1)	9,257	—	9,257	10,164
General and administrative (1)	8,891	—	8,891	8,729
Acquisition-related costs, net	2,836	—	2,836	5,561
Amortization of intangible assets	16,974	—	16,974	18,841
Restructuring and other charges, net	23,081	—	23,081	13,569
Other	4,277	(41)	4,236	12,044
Non-GAAP income from operations	$142,783	$(9,848)	$132,935	$108,386

GAAP income (loss) before income taxes	$18,685	$(10,342)	$8,343	$(31,504)
Gross profit adjustments	19,048	535	19,583	27,875
Research and development (1)	8,830	—	8,830	9,007
Sales and marketing (1)	9,257	—	9,257	10,164
General and administrative (1)	8,891	—	8,891	8,729
Acquisition-related costs, net	2,836	—	2,836	5,561
Amortization of intangible assets	16,974	—	16,974	18,841
Restructuring and other charges, net	23,081	—	23,081	13,569
Non-cash interest expense	12,298	—	12,298	13,341
Other (4)	4,728	(41)	4,687	12,044
Non-GAAP income before income taxes	$124,628	$(9,848)	$114,780	$87,627

(4) The amount for the three months ended December 31, 2017 Includes approximately $10 million professional services costs related to evaluating strategic alternatives for certain businesses and establishing our Automotive business as an independent reporting segment.

© 2019 Nuance Communications, Inc. All rights reserved

31	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31,
	2018			2017
	ASC 606	Adjustments	ASC 605	ASC 605

GAAP provision (benefit) for income taxes	$986	$(410)	$576	$(78,969)
Income tax effect of Non-GAAP adjustments	25,820	(207)	25,613	32,161
Removal of valuation allowance and other items	1,142	(938)	204	(15,996)
Removal of discrete items(3)	1,253	—	1,253	83,195
Non-GAAP provision for income taxes	$29,201	$(1,555)	$27,646	$20,391

GAAP net income	$17,699	$(9,932)	$7,767	$47,465
Acquisition-related adjustment - revenues (2)	1,556	535	2,091	5,971
Acquisition-related costs, net	2,836	—	2,836	5,561
Cost of revenue from amortization of intangible assets	9,757	—	9,757	13,514
Amortization of intangible assets	16,974	—	16,974	18,841
Restructuring and other charges, net	23,081	—	23,081	13,569
Stock-based compensation (1)	34,340	—	34,340	36,225
Non-cash interest expense	12,298	—	12,298	13,341
Adjustment to income tax expense	(28,215)	1,145	(27,070)	(99,360)
Other (4)	5,101	(40)	5,061	12,110
Non-GAAP net income	$95,427	$(8,292)	$87,135	$67,237

Non-GAAP diluted net income per share	$0.33		$0.30	$0.23

Diluted weighted average common shares outstanding	292,359		292.359	295,995

(3) As a result of the Tax Cuts and Jobs Act ("TCJA"), for the three months ended December 31, 2017, we recorded approximately $96 million estimated deferred tax benefit, offset in part by approximately $14 million estimated tax provision for deemed repatriated foreign earnings recognized as a result of the TCJA enacted in December 2017.

(4) The amount for the three months ended December 31, 2017 Includes approximately $10 million professional services costs related to evaluating strategic alternatives for certain businesses and establishing our Automotive business as an independent reporting segment.

© 2019 Nuance Communications, Inc. All rights reserved

32	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended December 31,
	2018			2017
	ASC 606	Adjustments	ASC 605	ASC 605

GAAP operating expenses	$230,627	$1,522	$232,149	$236,390
Research and development (1)	(8,830)	—	(8,830)	(9,007)
Sales and marketing (1)	(9,257)	—	(9,257)	(10,164)
General and administrative (1)	(8,891)	—	(8,891)	(8,729)
Acquisition-related costs, net	(2,836)	—	(2,836)	(5,561)
Amortization of intangible assets	(16,974)	—	(16,974)	(18,841)
Restructuring and other charges, net	(23,081)	—	(23,081)	(13,569)
Other	(4,277)	41	(4,236)	(12,044)
Non-GAAP operating expenses	$156,481	$1,563	$158,044	$158,475

GAAP research and development expense	$68,328	$—	$68,328	$66,086
Stock-based compensation (1)	(8,830)	—	(8,830)	(9,007)
Non-GAAP research and development expense	$59,498	$—	$59,498	$57,079

GAAP sales and marketing expense	$75,359	$1,522	$76,881	$80,560
Stock-based compensation (1)	(9,257)	—	(9,257)	(10,164)
Non-GAAP sales and marketing expense	$66,102	$1,522	$67,624	$70,396

GAAP general and administrative expense	$44,049	$—	$44,049	$51,773
Stock-based compensation (1)	(8,891)	—	(8,891)	(8,729)
Other (4)	(4,277)	41	(4,236)	(12,044)
Non-GAAP general and administrative expense	$30,881	$41	$30,922	$31,000

© 2019 Nuance Communications, Inc. All rights reserved

33	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended December 31,
	2018	2017

(1) Stock-based compensation
Cost of professional services and hosting	$7,332	$7,378
Cost of product and licensing	264	266
Cost of maintenance and support	(234)	681
Research and development	8,830	9,007
Sales and marketing	9,257	10,164
General and administrative	8,891	8,729
Total	$34,340	$36,225

(2) Acquisition-related revenue
Revenues	$1,556	$5,971
Total	$1,556	$5,971

© 2019 Nuance Communications, Inc. All rights reserved

34	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	(ASC 605)						(ASC 606)

Total Revenues from Continuing Operations	Q1	Q2	Q3	Q4	FY	Q1	Q1
	2018	2018	2018	2018	2018	2019	2019
GAAP Revenues	$447.2	$466.2	$449.4	$479.4	$1,842.3	$463.6	$493.7
Adjustment	6.0	3.2	2.3	2.7	14.2	2.1	1.6
Non-GAAP Revenues	$453.2	$469.4	$451.8	$482.1	$1,856.5	$465.7	$495.2

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q1
	2018	2018	2018	2018	2018	2019	2019
GAAP Revenues	$244.0	$260.1	$235.6	$241.2	$980.7	$243.6	$271.9
Adjustment	1.5	1.1	0.6	0.6	4.1	0.6	0.1
Non-GAAP Revenues	$245.5	$261.2	$236.2	$241.8	$984.8	$244.2	$272.0

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q1
	2018	2018	2018	2018	2018	2019	2019
GAAP Revenues	$117.4	$111.4	$119.5	$129.7	$478.0	$129.4	$129.5
Adjustment	3.2	1.3	0.1	0.6	5.2	0.4	0.2
Non-GAAP Revenues	$120.6	$112.7	$119.6	$130.3	$483.2	$129.8	$129.7

Automotive	Q1	Q2	Q3	Q4	FY	Q1	Q1
	2018	2018	2018	2018	2018	2019	2019
GAAP Revenues	$60.6	$68.1	$72.3	$73.7	$274.7	$73.4	$74.0
Adjustment	0.9	0.9	1.5	1.5	4.7	1.2	1.2
Non-GAAP Revenues	$61.5	$69.0	$73.8	$75.2	$279.4	$74.6	$75.2

Other	Q1	Q2	Q3	Q4	FY	Q1	Q1
	2018	2018	2018	2018	2018	2019	2019
GAAP Revenues	$25.5	$26.5	$22.1	$34.7	$108.9	$17.2	$18.4
Adjustment	0.1	—	0.1	—	0.2	—	—
Non-GAAP Revenues	$25.6	$26.5	$22.2	$34.7	$109.1	$17.2	$18.4

Schedules may not add due to rounding.

© 2019 Nuance Communications, Inc. All rights reserved

35	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	(ASC 605)						(ASC 606)

	Q1	Q2	Q3	Q4	FY	Q1	Q1
	2018	2018	2018	2018	2018	2019	2019

Total segment revenues	$453.2	$469.4	$451.8	$482.1	$1,856.5	$465.7	$495.2
Acquisition-related revenue adjustments	(6.0)	(3.2)	(2.3)	(2.7)	(14.2)	(2.1)	(1.6)
Total consolidated revenues	$447.2	$466.2	$449.4	$479.4	$1,842.3	$463.6	$493.7

Total segment profit	$139.8	$146.3	$139.9	$178.2	$604.3	$163.9	$173.8
Corporate expenses and other, net	(43.6)	(63.5)	(41.1)	(47.5)	(195.7)	(35.6)	(35.6)
Acquisition-related revenues and costs of revenues adjustment	(6.0)	(3.2)	(2.3)	(2.7)	(14.2)	(2.1)	(1.6)
Stock-based compensation	(36.2)	(31.7)	(33.5)	(41.4)	(142.9)	(34.3)	(34.3)
Amortization of intangible assets	(32.4)	(31.5)	(32.0)	(29.0)	(124.9)	(26.7)	(26.7)
Acquisition-related costs, net	(5.6)	(2.4)	(4.9)	(3.3)	(16.1)	(2.8)	(2.8)
Restructuring and other charges, net	(13.6)	(8.9)	(5.3)	(29.2)	(57.0)	(23.1)	(23.1)
Impairment of goodwill and other intangible assets	—	(137.9)	—	(33.0)	(170.9)	—	—
Other expenses, net	(34.1)	(32.4)	(31.9)	(31.4)	(129.7)	(30.9)	(30.9)
(Loss) income before income taxes	$(31.5)	$(165.1)	$(11.2)	$(39.4)	$(247.2)	$8.3	$18.7

Schedules may not add due to rounding.

© 2019 Nuance Communications, Inc. All rights reserved

36	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Supplemental Financial Information - Segment Margin Reconciliation
(in millions)
Unaudited

	(ASC605)
($ in millions)	Q1	Q2	Q3	Q4	FY	Q1
	2018	2018	2018	2018	2018	2019

Healthcare

Original Segment Profit	$77.4	$87.4	$77.7	$88.9	$331.4	$93.7
Impact of Discontinued Operations	(1.2)	(1.1)	(1.2)	(1.2)	(4.7)	(0.8)
Revised Segment Profit	$76.2	$86.2	$76.5	$87.7	$326.7	$92.9
Revised Segment Margin	31%	33%	32%	36%	33%	38%

Enterprise

Original Segment Profit	$37.7	$25.7	$33.1	$45.9	$142.4	$41.3
Impact of Discontinued Operations	(0.5)	(0.4)	(0.6)	(0.5)	(1.9)	(0.2)
Revised Segment Profit	$37.3	$25.3	$32.5	$45.4	$140.5	$41.0
Revised Segment Margin	31%	22%	27%	35%	29%	32%

Automotive

Original Segment Profit	$23.2	$28.9	$28.2	$29.6	$109.9	$25.6
Impact of Discontinued Operations	(0.2)	(0.2)	(0.2)	(0.2)	(0.8)	(0.1)
Revised Segment Profit	$23.0	$28.7	$28.0	$29.4	$109.1	$25.5
Revised Segment Margin	37%	42%	38%	39%	39%	34%

Sub-Total Strategic

Original Segment Profit	$138.4	$141.9	$138.9	$164.4	$583.7	$160.6
Impact of Discontinued Operations	(1.8)	(1.7)	(1.9)	(2.0)	(7.4)	(1.1)
Revised Segment Profit	$136.5	$140.2	$137.0	$162.5	$576.2	$159.5
Revised Segment Margin	32%	32%	32%	36%	33%	36%

Other

Original Segment Profit	$3.4	$6.1	$3.1	$15.8	$28.4	$4.5
Impact of Discontinued Operations	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)	—
Revised Segment Profit	$3.3	$6.0	$3.0	$15.7	$28.0	$4.5
Revised Segment Margin	13%	23%	13%	45%	26%	26%

Total Continuing Operations

Original Segment Profit	$141.8	$148.0	$142.0	$180.3	$612.1	$165.0
Impact of Discontinued Operations	(1.9)	(1.8)	(2.1)	(2.1)	(7.8)	(1.1)
Revised Segment Profit	$139.8	$146.3	$139.9	$178.2	$604.3	$163.9
Revised Segment Margin	31%	31%	31%	37%	33%	35%

Schedules may not add due to rounding.

© 2019 Nuance Communications, Inc. All rights reserved

37	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended March 31, 2019
	Low	High
GAAP revenue	$437,000	$451,000
Acquisition-related adjustment - revenue	2,000	2,000
Non-GAAP revenue	$439,000	$453,000

GAAP net income per share	$(0.08)	$(0.04)
Acquisition-related adjustment - revenue	0.01	0.01
Acquisition-related costs, net	0.01	0.01
Cost of revenue from amortization of intangible assets	0.03	0.03
Amortization of intangible assets	0.06	0.06
Non-cash stock-based compensation	0.13	0.13
Non-cash interest expense	0.04	0.04
Adjustment to income tax expense	(0.08)	(0.09)
Restructuring and other charges, net	0.11	0.11
Other	0.01	0.01
Non-GAAP net income per share	$0.24	$0.27

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	287,000	287,000
Weighted average common shares: diluted	289,000	289,000

© 2019 Nuance Communications, Inc. All rights reserved

38	2019 first quarter results
Prepared remarks
February 7, 2019

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	ASC 605		ASC 606
	Twelve months ended September 30, 2019		Twelve months ended September 30, 2019
	Low	High	Low	High
GAAP revenue	$1,840,000	$1,882,000	$1,792,000	$1,844,000
Acquisition-related adjustment - revenue	7,000	7,000	5,000	5,000
Non-GAAP revenue	$1,847,000	$1,889,000	$1,797,000	$1,849,000

GAAP net income per share	$0.01	$0.11	$(0.15)	$0.02
Acquisition-related adjustment - revenue	0.02	0.02	0.02	0.02
Acquisition-related costs, net	0.04	0.04	0.04	0.04
Cost of revenue from amortization of intangible assets	0.13	0.13	0.13	0.13
Amortization of intangible assets	0.23	0.23	0.23	0.23
Non-cash stock-based compensation	0.51	0.51	0.51	0.51
Non-cash interest expense	0.17	0.17	0.17	0.17
Adjustment to income tax expense	(0.28)	(0.30)	(0.25)	(0.28)
Restructuring and other charges, net	0.24	0.24	0.24	0.24
Other	0.03	0.03	0.03	0.03
Non-GAAP net income per share	$1.10	$1.18	$0.97	$1.11

Weighted average common shares outstanding:
Basic	288,000	288,000	288,000	288,000
Diluted	291,500	291,500	291,500	291,500

© 2019 Nuance Communications, Inc. All rights reserved